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                                                                     EXHIBIT 3.2





                          CERTIFICATE OF INCORPORATION

                                       OF

                       FLYCAST COMMUNICATIONS CORPORATION


                                   ARTICLE I

     The name of the corporation is FlyCast Communications Corporation (the "Corporation").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of capital stock all of which shall be designated "Common Stock" and have a par value of $0.001 per share.

                                   ARTICLE V

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
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     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

     The name and mailing address of the incorporator are as follows:

                             Scott S. Ring
                             Venture Law Group
                             2775 Sand Hill Road
                             Menlo Park, CA 94025


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     Executed this 25th day of January, 1999.


                                    /s/ Scott S. Ring
                                    ------------------------------------
                                    Scott S. Ring, Incorporator



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